CSW Industrials Reports Record Results for Fiscal 2026 Third Quarter

DALLAS, January 29, 2026 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (NYSE: CSW or the "Company") today reported results for the fiscal 2026 third quarter period ended December 31, 2025.

Fiscal 2026 Third Quarter Highlights (comparisons to fiscal 2025 third quarter)

•Total revenue increased 20.3% to a quarter record of $233.0 million, driven by acquisitions during the last twelve months
•Earnings per diluted share ("EPS") of $0.62, decreased 61.3% when compared to $1.60
•Adjusted EPS of $1.42, excluding the amortization of acquisition-related intangible assets and other nonrecurring expenses, decreased 21.1% when compared to $1.80, driven primarily by interest expense incurred due to acquisitions
•Adjusted EBITDA of $44.8 million increased 6.6%, setting a fiscal third quarter record
•Net debt of $764.2 million at the end of the quarter, resulting in a net leverage ratio (net Debt to EBITDA), in accordance with our credit facility, of 2.3x in our target range of 1-3x
•Closed Motors & Armatures Parts ("MARS Parts") acquisition for $650 million in cash, utilizing a five year Syndicated Term Loan A for $600 million and borrowings under the extended $700 million revolving credit facility while maintaining significant liquidity

Fiscal 2026 Year-to-Date Highlights (comparisons to fiscal 2025 year-to-date period)

•Total revenue increased 19.4% to a record of $773.6 million, driven by acquisitions during the last twelve months
•EPS of $5.47, decreased 13.1% when compared to $6.30
•Adjusted EPS of $7.24, increased 1.8% when compared to $7.11
•Adjusted EBITDA increased 10.9% to a record $186.5 million
•Invested approximately $1.0 billion in acquisitions and $12.1 million in organic capital expenditures, while returning total cash of $106.2 million to shareholders through share repurchases of $92.6 million and dividends of $13.6 million

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am pleased to report record revenue and adjusted EBITDA for the fiscal third quarter and fiscal year-to-date of 2026. These impressive results reflect the success of our growth strategy, including the recent acquisition and integration of businesses that broadened our HVAC/R and plumbing product offerings within Contractor Solutions and further diversified our end market exposures in Specialized Reliability Solutions. Over the past decade, CSW has allocated well over $2.1 billion of capital, including $1.7 billion toward strategic acquisitions and $124 million in capital expenditures, driving sustainable top and bottom line growth, while also returning $329 million to shareholders in share repurchases and dividends, thereby demonstrating our commitment to enhancing long-term shareholder value."

Armes continued, "Recent additions to our product portfolio have accelerated growth in repair solutions within our Contractor Solutions segment and opened previously unserved end markets in our Specialized Reliability Solutions segment. We are integrating these acquisitions aggressively and we are highly confident in our ability to achieve our operational and financial goals for these newly-acquired businesses."

Fiscal 2026 Third Quarter Consolidated Results

Fiscal third quarter revenue was $233.0 million, a $39.3 million or 20.3% increase over the prior year period. Total revenue growth included $45.0 million or 23.2% inorganic growth contributed by acquisitions over the last twelve months, which are reported within the Contractor Solutions and Specialized Reliability Solutions segments, offset by a decrease in organic revenue of $5.7 million or 2.9% due mostly to headwinds in the residential HVAC/R end market.

Gross profit in the fiscal third quarter was $92.4 million, representing 15.4% growth over $80.1 million in the prior year period. Gross margin contracted 170 bps to 39.7%, compared to 41.4% in the prior year period. The gross margin decrease was primarily a result of acquisition-related dilution and the inflation of some material costs, partially offset by pricing actions and favorable freight costs.

Operating expenses were $75.1 million, or $66.8 million adjusted to exclude $8.3 million in nonrecurring expenses in the current fiscal quarter related to transaction and integration expenses for closed acquisitions and a discrete inventory write-down associated with a realignment of our distribution strategy, compared to $50.5 million, or $49.7 million adjusted, in the prior fiscal quarter due to additional expenses related to acquired companies, including amortization of intangible assets. Operating expenses as a percentage of revenue were 32.2%, or 28.7% adjusted, higher than the prior year period of 26.1%, or 25.6% adjusted as acquisition-related synergies have not yet been realized.

Operating income in the current period was $17.3 million, or $25.7 million adjusted, compared to $29.6 million, or $30.5 million adjusted, in the prior year period. Operating income as a percentage of revenue was 7.4%, or 11.0% adjusted, compared to 15.3% or 15.7% adjusted in the prior year period. The decrease in operating margin was a result of the previously mentioned contraction in the gross margin and increased operating expenses, some of which will be in synergies that we are working to attain.

Interest expense, net of interest income, was $8.1 million, an increase from the prior year period interest income reported of $2.0 million. Interest expense in the quarter came from the $600 million Term Loan A as well as borrowings outstanding against our revolving line of credit, due to our acquisitions and share repurchase activity. The prior year period contained interest income from money market investments utilizing cash on hand from the follow on equity offering in September 2024, prior to investing in the recent acquisitions.

In the current period, reported net income attributable to CSW, net of non-controlling interest in the joint venture, decreased 61.9% to $10.3 million, compared to $26.9 million in the prior year period. EPS was $0.62 per diluted share, a decrease of 61.3% as compared to $1.60 per diluted share in the prior year period, driven primarily by the addition of interest expense incurred due to acquisitions. Excluding the amortization of acquisition-related intangible assets and the aforementioned nonrecurring expenses, adjusted EPS decreased 21.1% to $1.42 per diluted share, compared to $1.80 per diluted share in the prior year period.

Fiscal 2026 third quarter adjusted EBITDA increased 6.6% to a record $44.8 million, up from $42.0 million in the prior year period. Adjusted EBITDA margin contracted 250 bps to 19.2%, compared to 21.7% in the prior year period due to the contraction in gross margin from recent acquisitions and the related increase in operating expenses.

The quarterly cash flows from operations were $28.9 million, as compared to $10.9 million in the prior year period mostly due to the $16.8 million cash tax payment in the prior year period which was deferred from the first half of fiscal 2025.

Free cash flow, defined as cash flow from operations minus capital expenditures, was $22.7 million, compared to $7.8 million in the prior year period, an increase of $15.0 million primarily driven by the $16.8 million cash tax payment in the prior year period and was deferred from prior periods, partially offset by higher capital expenditures in the current period.

Following quarter-end, the Company announced its twenty-eighth consecutive regular quarterly cash dividend in the amount of $0.27 per share, which will be paid on February 13, 2026, to shareholders of record on January 30, 2026.

The Company’s effective tax rate for the fiscal third quarter was (34.2)%, or 28.3% adjusted, as compared to 13.8%, or 24.5% adjusted, in the prior year period. The current quarter's effective tax rate was favorably impacted by the release of uncertain tax positions of $6.4 million. The adjusted tax rate was slightly higher than our year-to-date rate due to several normal items that vary quarter-to-quarter.

Fiscal 2026 Third Quarter Segment Results

Contractor Solutions segment revenue was $168.0 million, a $35.8 million or 27.1% increase over the prior year period, comprised of inorganic growth of $42.7 million from acquisitions in the last twelve months, offset by a 5.1% or $6.8 million reduction in organic revenue from decreased unit volumes. Organic unit volumes were down in the current quarter due to ongoing weakness in housing activity, and reduced distributor inventory levels heading into year-end. As compared to the prior year period, net revenue growth was driven by the HVAC/R, electrical, plumbing, and architecturally-specified building products end markets. Including pre-acquisition revenue effect from recent acquisitions of Aspen Manufacturing, MARS Parts and PF WaterWorks, as if they had been owned by the Company during the same period in the prior year, our organic revenue growth would have declined by 7.3% in the current quarter. Segment operating income was $16.8 million, or $23.8 million adjusted to exclude $7.0 million nonrecurring expenses related to transaction and integration expenses for closed acquisitions and a discrete inventory write-down associated with a realignment of our distribution strategy, compared to $26.8 million, or $27.6 million adjusted, in the prior year period. The decrease in operating profit resulted from the inclusion of amortization related to recently acquired businesses, increased tariffs, and lower organic sales, partially offset by pricing actions and favorable domestic and ocean freight. Segment operating income margin for the fiscal third quarter was 10.0%, or 14.1% adjusted, as compared to 20.2%, or 20.9% adjusted, in the prior year period primarily due to the gross margin impact and increased acquisition-related amortization, offset somewhat by pricing actions and lower domestic and ocean freight costs. Segment adjusted EBITDA in the fiscal third quarter increased 9.6% to $41.1 million, or 24.4% of revenue, compared to $37.5 million, or 28.4% of revenue in the prior year period. The decline in margin is primarily due to lower margins associated with recent acquisitions.

Specialized Reliability Solutions segment revenue was $38.3 million, a $3.7 million or 10.8% increase over the prior year period. Revenue growth was comprised of organic growth of $1.4 million, or 4.0%, and inorganic growth of $2.3 million, or 6.8%. Revenue increased in the general industrial and mining end markets and declined in the energy and rail transportation end markets. Segment operating income was $4.5 million, or $5.1 million adjusted to exclude nonrecurring expenses related to transaction and integration expenses for closed acquisitions, as compared to $5.2 million in the prior year period, a decrease of 2.5%. Segment operating income margin for the fiscal third quarter was 11.8%, or 13.3% adjusted, as compared to the prior year period of 15.2% as a result of an escalation in material costs, indirectly driven by tariffs, as well as higher freight costs. Segment adjusted EBITDA in the fiscal third quarter was $6.5 million, or 16.9% of revenue, compared to $6.6 million, or 19.1% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $28.5 million; a 1.3% decrease compared to $28.8 million in the prior year period. Segment operating income was $3.4 million, or 11.8% of revenue, as compared to the prior year period of $3.6 million, or 12.6% of revenue. The reduction in operating income was driven by increased material costs and strategic pricing in response to competitive pressures. Segment EBITDA and EBITDA margin in the fiscal third quarter were $3.9 million and 13.7%, respectively, compared to $4.1 million and 14.2%, respectively, in the prior year period.

All percentages are calculated based upon the attached financial statements. Share counts used in determining the diluted EPS are based on a weighted average of outstanding shares throughout the reporting period.

Fiscal 2026 Year-to-Date Consolidated Results

Fiscal year-to-date revenue was $773.6 million, representing 19.4% growth from $647.8 million in the prior year period, with growth coming from the Contractor Solutions and Specialized Reliability Solutions segments. Of the $125.8 million total growth, $150.6 million was inorganic from acquisitions in the last twelve months, offset by a $24.8 million or 3.8% decrease in organic revenue.

Gross profit in the fiscal year-to-date period was $327.1 million, representing $35.6 million or 12.2% growth from $291.4 million in the prior year period, with the incremental profit resulting predominantly from revenue growth and favorable ocean and domestic freight costs, partially offset by lower organic volumes and increases in material costs directly and indirectly driven by tariffs. Gross profit as a percentage of sales was 42.3%, compared to 45.0% in the prior year period. Gross margin decline was a result of the inclusion of recent acquisitions and increases in tariffs and material costs, partially offset by pricing actions and favorable ocean and domestic freight costs.

Operating expenses as a percentage of revenue were 25.6%, or 24.3% adjusted, which was an increase compared to the prior year period of 24.0%, or 23.8% adjusted. Adjustment to operating expenses excludes $10.1 million of nonrecurring expenses during the current period related to transaction and integration expenses for closed acquisitions and a discrete inventory write-down associated with a realignment of our distribution strategy, and a $0.9 million acquisition broker fee in the prior year period. Operating expenses in the current year period were $198.1 million or $188.0 million adjusted as compared to $155.2 million, or $154.4 million in the prior year period. The additional expenses were related to recent acquisitions, including amortization of intangible assets.

In the current period, operating income was $129.0 million or $139.1 million adjusted to exclude the aforementioned items, as compared to $136.2 million, or $137.1 million adjusted, in the prior year period. The incremental adjusted operating income resulted from the gross profit increase, partially offset by the operating expense increase as discussed above. Operating income margin in the current period decreased to 16.7% or 18.0% adjusted, compared to the prior year period of 21.0%, or 21.2% adjusted. During the comparative periods, the lower operating income margin was due to the decrease in gross margin, as well as a slight increase in operating expenses as a percentage of revenue.

Interest expense, net was $10.5 million, compared to $1.9 million in the prior year period. The increase of $8.6 million was a result of a higher debt balance throughout the year-to-date period as a result of the recent acquisitions.

Net income attributable to CSW decreased to $91.8 million, compared to the prior year period of $101.6 million. EPS was $5.47, compared to $6.30 in the prior period. Excluding the amortization of acquisition-related intangible assets and the aforementioned nonrecurring expenses, adjusted EPS was $7.24 vs. $7.11, an increase over the prior year period of 1.8%.

Fiscal 2026 year-to-date adjusted EBITDA increased 10.9% to $186.5 million from $168.1 million in the prior year period. Adjusted EBITDA as a percentage of revenue contracted 180 bps to 24.1%, compared to 26.0%, in the prior year period due mostly to the reduction in gross margin.

Net cash provided by operating activities for the fiscal 2026 year-to-date period was $151.3 million, compared to $141.1 million in the prior year-to-date period. Operating cash flow during the year-to-date period of fiscal 2026 increased $10.3 million or 7.3% primarily due to working capital improvement.

Including cash on hand, our net debt for the covenant calculation was $764.2 million, resulting in a net Debt-to-EBITDA leverage ratio of 2.3x in accordance with our credit facility. The Company ended the quarter with $200.1 million outstanding on the revolving line of credit and the $600.0 million Term Loan A. The revolving line of credit and Term Loan A currently will have an interest rate of one-month SOFR plus 200 basis points following the third quarter covenant calculation, per terms of the credit facility. The Company has entered into a three-year syndicated interest rate hedge to lock in the SOFR rate at 3.416% for the first $300.0 million borrowing under the Term Loan A.

Fiscal 2026 year-to-date, the Company has deployed approximately $1.0 billion of capital in acquisitions and $12.1 million in organic capital expenditures, while returning $106.2 million of total cash to shareholders through share repurchases of $92.6 million and dividends of $13.6 million.

The Company’s effective tax rate for the fiscal year-to-date period was 21.4%, or 25.8% adjusted, as compared to 23.3% or 25.8% adjusted in the prior year-to-date period. The effective tax rate was favorably impacted by the aforementioned release of uncertain tax positions.

Fiscal 2026 Year-to-Date Segment Results

Contractor Solutions segment revenue was $573.2 million, a $121.8 million or 27.0% increase from the prior year period. Revenue growth was comprised of inorganic growth from acquisitions during the last twelve months ($148.2 million, or 32.8%, of growth), offset by a decrease in organic growth of $26.4 million or 5.9% due to lower unit volumes. Organic unit volumes were down in the current fiscal year due to weaker housing activity, a one-time stock up of inventory in the prior year first quarter for a customer's added distribution center network, consumers' shift to repair of HVAC units versus replacement, and customer destocking at the end of the year. As compared to the prior year period, net revenue growth was driven primarily by the HVAC/R, electrical, and plumbing end markets. Segment operating income in the current year period was $122.9 million, or $131.4 million adjusted to exclude $8.5 million nonrecurring expenses related to transaction and integration expenses for closed acquisitions and a discrete inventory write-down associated with a realignment of our distribution strategy, compared to $122.9 million, or $123.8 million adjusted, in the prior year period. The incremental profit resulted primarily from the inclusion of recent acquisitions, pricing actions and favorable ocean and domestic freight costs, partially offset by decreased organic volumes and increased tariffs. Segment operating income margin was 21.4%, or 22.9% adjusted, compared to 27.2%, or 27.4% adjusted, in the prior year period, driven primarily by the inclusion of recent acquisitions including intangible amortization, unfavorable revenue mix, and an increase in tariffs, partially offset by pricing actions and lower ocean and domestic freight costs. Segment adjusted EBITDA in the current period was $173.7 million, or 30.3% of revenue, compared to $149.4 million, or 33.1% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue grew to $113.9 million, a $4.0 million or 3.6% increase from the prior year period of $109.9 million. Revenue growth was comprised of inorganic growth of $2.3 million, or 2.1% and organic growth of $1.7 million, or 1.5%. Revenue grew in the general industrial and mining end markets and reduced in the energy and rail transportation end markets. In the current year period, segment operating income was $14.9 million, or $15.4 million adjusted to exclude nonrecurring expenses related to the transaction and integration expenses for closed acquisitions, which represents 13.0%, or 13.6% adjusted, of revenue, compared to the prior year period of $18.2 million, or 16.6% of revenue. The decline in segment operating income resulted from an escalation in material costs indirectly driven by tariffs and increased commodity rates and revenue mix. Segment adjusted EBITDA in the current period was $19.4 million, or 17.0% of revenue, compared to $22.2 million, or 20.2% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $92.3 million, a slight $0.1 million decrease compared to the prior year period. Segment operating income decreased 21.1% to $12.2 million, or 13.2% of revenue, compared to the prior year period of $15.5 million, or 16.7% of revenue, driven primarily by increased material costs, higher warranty expenses and strategic pricing in response to competitive pressures. Segment EBITDA in the current period was $13.5 million, or 14.7% of revenue, compared to $16.9 million, or 18.3% of revenue in the prior year period.

All percentages are calculated based upon the attached financial statements. Share count used in determining the diluted EPS is based on a weighted average of outstanding shares throughout the measurement period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Thursday, February 12, 2026. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 13757866. The call will also be available for replay via webcast link on the Investors portion of the CSW website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted effective tax rate, adjusted operating income, adjusted operating cash flows, adjusted free cash flows and revenue calculated to include pre-acquisition revenue effect for recent acquisitions, which are non-GAAP financial measures of performance. Attributable to CSW is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSW utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSW provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share amounts)	2025	2024	2025	2024
Revenues, net	$232,992	$193,649	$773,589	$647,752
Cost of revenues	(140,549)	(113,543)	(446,519)	(356,324)
Gross profit	92,443	80,106	327,070	291,428
Selling, general and administrative expenses	(75,105)	(50,511)	(198,076)	(155,224)
Operating income	17,338	29,595	128,994	136,204
Interest expense, net	(8,118)	1,976	(10,460)	(1,884)
Other loss, net	(1,322)	(298)	(785)	(716)
Income before income taxes	7,898	31,273	117,749	133,604
Provision for income taxes	2,699	(4,315)	(25,168)	(31,175)
Net income	10,597	26,958	92,581	102,429
Less: Income attributable to redeemable noncontrolling interest	(336)	(10)	(738)	(839)
Net income attributable to CSW	$10,261	$26,948	$91,843	$101,590

Net income per share attributable to CSW
Basic	$0.62	$1.60	$5.49	$6.32
Diluted	$0.62	$1.60	$5.47	$6.30

Weighted average number of shares outstanding:
Basic	16,580	16,792	16,724	16,066
Diluted	16,641	16,872	16,781	16,136

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)
(Amounts in thousands, except for per share amounts)	December 31, 2025	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$40,238	$225,845
Accounts receivable, net of allowance for expected credit losses of $1,196 and $1,137, respectively	144,524	155,651
Inventories, net	315,410	194,876
Prepaid expenses and other current assets	34,500	16,489
Total current assets	534,672	592,861
Property, plant and equipment, net of accumulated depreciation of $124,731 and $113,219, respectively	108,220	93,415
Goodwill	640,062	264,092
Intangible assets, net	918,065	357,910
Other assets	84,513	70,787
Total assets	$2,285,532	$1,379,065

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$73,072	$54,767
Accrued and other current liabilities	123,639	92,435
Current portion of long-term debt	29,458	—
Total current liabilities	226,169	147,202
Long-term debt	768,298	—
Retirement benefits payable	1,050	1,083
Other long-term liabilities	203,973	138,347
Total liabilities	1,199,490	286,632
Commitments and contingencies (See Note 13)
Redeemable noncontrolling interest	18,925	20,187
Equity:
Common shares, $0.01 par value	178	177
Additional paid-in capital	516,498	501,286
Treasury shares, at cost (1,405 and 1,027 shares, respectively)	(220,542)	(122,125)
Retained earnings	783,226	705,035
Accumulated other comprehensive loss	(12,243)	(12,127)
Total equity	1,067,117	1,072,246
Total liabilities, redeemable noncontrolling interest and equity	$2,285,532	$1,379,065

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2025	2024
Cash flows from operating activities:
Net income	$92,581	$102,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,822	10,714
Amortization of acquisition-related intangible assets & inventory step-up	34,975	20,215
Amortization of deferred financing fees	763	577
Provision for inventory reserves	4,025	1,779
Provision for credit losses	336	946
Share-based compensation	11,379	10,237
Net loss (gain) on disposals of property, plant and equipment	553	(89)
Net pension benefit	50	49
Net deferred taxes	894	1,244
Changes in operating assets and liabilities:
Accounts receivable	44,460	32,316
Inventories	(37,807)	(42,536)
Prepaid expenses and other current assets	(14,048)	(17,174)
Other assets	(1,147)	1,565
Accounts payable and other current liabilities	8,287	21,372
Retirement benefits payable and other liabilities	(5,788)	(2,575)
Net cash provided by operating activities	151,335	141,069
Cash flows from investing activities:
Capital expenditures	(12,130)	(11,735)
Proceeds from sale of assets	173	153
Cash paid for investments	—	(2,500)
Cash paid for acquisitions, net of cash received	(1,000,179)	(83,457)
Net cash used in investing activities	(1,012,136)	(97,539)
Cash flows from financing activities:
Borrowings on line of credit	435,492	32,723
Repayments of line of credit	(235,393)	(198,723)
Borrowings on Term Loan A	600,000	—
Payments of deferred loan costs	(5,271)	—
Purchase of treasury shares	(98,772)	(20,935)
Payments of contingent consideration	(4,988)	(1,034)
Proceeds from equity issuance	—	347,407
Distributions to redeemable noncontrolling interest shareholder	(2,000)	—
Dividends	(13,576)	(10,554)
Net cash provided by financing activities	675,492	148,884
Effect of exchange rate changes on cash and equivalents	(298)	(816)
Net change in cash and cash equivalents	(185,607)	191,598
Cash and cash equivalents, beginning of period	225,845	22,156
Cash and cash equivalents, end of period	$40,238	$213,754

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted operating income, adjusted effective tax rate, adjusted EBITDA, adjusted operating cash flows, adjusted free cash flows and revenue calculated to include pre-acquisition revenue effect for recent acquisitions, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSW and operating cash flows, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSW TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSW
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net income attributable to CSW	$10,261	$26,948	$91,843	$101,591

Adjusting items:
Amortization of acquisition-related intangible assets and inventory step-up	15,086	7,351	34,975	20,181
Amortization tax effect	(3,741)	(1,823)	(8,674)	(5,005)
Acquisition-related integration expenses, net of tax effect	2,876	—	2,876	—
Nonrecurring inventory write down, net of tax effect	1,495	—	1,495	—
Acquisition-related transaction expenses, net of tax effect	2,221	642	3,545	642
Reversal of tax indemnification receivable	1,406	858	1,406	858
Uncertain tax position accrual release	(5,950)	(3,549)	(5,950)	(3,549)
Adjusted net income attributable to CSW	$23,654	$30,427	$121,516	$114,718

Net Income Attributable to CSW per diluted common share	$0.62	$1.60	$5.47	$6.30

Adjusting Items, per dilutive common share:
Amortization of acquisition-related intangible assets and inventory step-up	0.91	0.44	2.08	1.25
Amortization tax effect	(0.22)	(0.11)	(0.52)	(0.31)
Acquisition-related integration expenses, net of tax effect	0.17	—	0.17	—
Nonrecurring inventory write down, net of tax effect	0.09	—	0.09	—
Acquisition-related transaction expenses, net of tax effect	0.13	0.04	0.21	0.04
Reversal of tax indemnification receivable	0.08	0.05	0.08	0.05
Uncertain tax position accrual release	(0.36)	(0.21)	(0.35)	(0.22)
Adjusted net income attributable to CSW per dilutive common share	$1.42	$1.80	$7.24	$7.11

CSW Industrials, Inc.
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
(unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
GAAP income before tax	$7,898	$31,273	$117,749	$133,604
Adjusting items:
Acquisition-related integration expenses	3,944	—	3,944	—
Nonrecurring inventory write down	2,051	—	2,051	—
Acquisition-related transaction expenses	2,335	860	4,094	860
Reversal of tax indemnification receivable	1,406	858	1,406	858
Adjusted income before tax	$17,635	$32,991	$129,244	$135,322

GAAP provision for income tax	$(2,699)	$4,315	$25,167	$31,174
Adjusting items:
Tax impact of acquisition-related integration expenses	1,069	—	1,069	—
Tax impact of nonrecurring inventory write down	556	—	556	—
Tax impact of acquisition-related transaction expenses	114	218	549	218
Uncertain tax position accrual release	5,950	3,549	5,950	3,549
Adjusted provision for income tax	$4,990	$8,082	$33,291	$34,941

GAAP effective tax rate	(34.2)%	13.8%	21.4%	23.3%
Adjusted effective tax rate	28.3%	24.5%	25.8%	25.8%

CSW Industrials, Inc.
Reconciliation of Contractor Solutions Segment Reported Revenue to Revenue Calculated to Include Pre-Acquisition Revenue Effect
(unaudited)

(Amounts in thousands)	Three Months Ended December 31,
	2025	2024
Contractor Solutions Segment Reported Revenue, Net	$167,999	$132,150

Adjusting Items:
Pre-acquisition revenue effect for recent acquisitions (a)	—	49,082
	$167,999	$181,232

(a) Revenue effect from MARS, Aspen and PF WaterWorks acquisitions as if the acquisitions had been owned by CSW during the same months in the quarter ended December 31, 2024. This calculation is provided to allow investors to understand our organic growth, including pre-acquisition revenue effect from recent acquisitions, on a comparable basis.

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSW to Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net Income attributable to CSW	$10,261	$26,948	$91,843	$101,591
Plus: Income attributable to redeemable noncontrolling interest	336	10	739	839
Net Income	$10,597	$26,958	$92,581	$102,429

Adjusting Items:
Interest expense, net	8,118	(1,976)	10,460	1,884
Income tax expense (benefit)	(2,699)	4,315	25,167	31,174
Depreciation & amortization	19,058	11,012	46,787	30,896
EBITDA	$35,074	$40,309	$174,996	$166,384

EBITDA Adjustments:
Acquisition-related integration expenses	3,944	—	3,944	—
Nonrecurring inventory write down	2,051	—	2,051	—
Acquisition-related transaction expenses	2,335	860	4,094	860
Reversal of tax indemnification receivable	1,406	858	1,406	858
Adjusted EBITDA	$44,810	$42,027	$186,492	$168,102
Adjusted EBITDA % Revenue	19.2%	21.7%	24.1%	26.0%

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended December 31, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$167,999	$38,284	$28,452	$(1,742)	$232,992

Operating Income	$16,790	$4,517	$3,362	$(7,331)	$17,338
% Revenue	10.0%	11.8%	11.8%		7.4%

Adjusting Items:
Acquisition-related integration expenses	3,776	168	—	—	3,944
Nonrecurring inventory write down	2,051	—	—	—	2,051
Acquisition-related transaction expenses	1,142	423	—	770	2,335
Adjusted Operating Income	$23,759	$5,108	$3,362	$(6,561)	$25,668
% Revenue	14.1%	13.3%	11.8%		11.0%

Adjusting Items:
Other income (expense), net	(1,283)	(39)	47	(46)	(1,322)
Depreciation & amortization	17,167	1,416	483	(9)	19,058
Reversal of tax indemnification receivable	1,406	—	—	—	1,406
Adjusted EBITDA	$41,050	$6,485	$3,892	$(6,616)	$44,810
% Revenue	24.4%	16.9%	13.7%		19.2%

(Amounts in thousands)	Three Months Ended December 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$132,150	$34,566	$28,821	$(1,889)	$193,649

Operating Income	$26,756	$5,238	$3,645	$(6,045)	$29,595
% Revenue	20.2%	15.2%	12.6%		15.3%

Adjusting Items:
Acquisition-related transaction expenses	860	—	—	—	860
Adjusted Operating Income	$27,616	$5,238	$3,645	$(6,045)	$30,455
% Revenue	20.9%	15.2%	12.6%		15.7%

Adjusting Items:
Other income (expense), net	(188)	(17)	38	(131)	(298)
Depreciation & amortization	9,179	1,366	420	48	11,012
Reversal of tax indemnification receivable	858	—	—	—	858
Adjusted EBITDA	$37,466	$6,587	$4,102	$(6,128)	$42,027
% Revenue	28.4%	19.1%	14.2%		21.7%

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Nine Months Ended December 31, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$573,207	$113,900	$92,262	$(5,780)	$773,589

Operating Income	$122,924	$14,852	$12,193	$(20,974)	$128,994
% Revenue	21.4%	13.0%	13.2%		16.7%

Adjusting Items:
Acquisition-related integration expenses	3,776	168	—	—	3,944
Nonrecurring inventory write down	2,051	—	—	—	2,051
Acquisition-related transaction expenses	2,692	423	—	979	4,094
Adjusted Operating Income	$131,443	$15,443	$12,193	$(19,995)	$139,083
% Revenue	22.9%	13.6%	13.2%		18.0%

Adjusting Items:
Other income (expense), net	(452)	(133)	15	(215)	(785)
Depreciation & amortization	41,262	4,100	1,339	86	46,787
Reversal of tax indemnification receivable	1,406	—	—	—	1,406
Adjusted EBITDA	$173,659	$19,409	$13,547	$(20,124)	$186,492
% Revenue	30.3%	17.0%	14.7%		24.1%

(Amounts in thousands)	Nine Months Ended December 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$451,403	$109,892	$92,387	$(5,930)	$647,752

Operating Income	$122,894	$18,208	$15,451	$(20,348)	$136,204
% Revenue	27.2%	16.6%	16.7%		21.0%

Adjusting Items:
Acquisition-related transaction expenses	860	—	—	—	860
Adjusted Operating Income	$123,754	$18,208	$15,451	$(20,348)	$137,064
% Revenue	27.4%	16.6%	16.7%		21.2%

Adjusting Items:
Other income (expense), net	(335)	(200)	18	(200)	(716)
Depreciation & amortization	25,164	4,198	1,399	135	30,896
Reversal of tax indemnification receivable	858	—	—	—	858
Adjusted EBITDA	$149,442	$22,206	$16,868	$(20,413)	$168,102
% Revenue	33.1%	20.2%	18.3%		26.0%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$28,868	$10,900	$151,335	$141,069
Less: Capital expenditures	(6,146)	(3,148)	(12,130)	(11,735)
Free cash flow	$22,722	$7,752	$139,205	$129,334
Adjusted EBITDA	44,810	42,027	186,492	168,102
Free cash flow % Adj. EBITDA	50.7%	18.4%	74.6%	76.9%